Exhibit 10.2

ASSET PURCHASE AGREEMENT

by and among

TRANSCAT, INC.,

SPECTRUM TECHNOLOGIES, INC.

and

BRIAN E. HUBLER AND KENNETH E. HORVATH

Dated as of December 31, 2015

Table of Contents

Article I. Definitions	1
1.1 Definitions	1
1.2 Accounting Terms	6
1.3 Other Definitional Provisions	6

Article II. Purchase And Sale	7
2.1 Transfer of Purchased Assets	7
2.2 Excluded Assets	8
2.3 Use of Seller’s Name and Phone Numbers	8
2.4 Purchase Price	8
2.5 Payment of Purchase Price	8
2.6 Closing Date Adjustment to Purchase Price	9
2.7 Security Holdback	10
2.8 Post-Closing Purchase Price Adjustment	11

Article III. Liabilities and Contracts	12
3.1 No Assumption of Liabilities or Contracts	12
3.2 Contracts Assumed	12

Article IV. Seller’s And Shareholders’ Representations And Warranties	12
4.1 Organization, Standing and Power	12
4.2 Authority for Transaction	13
4.3 No Conflict	13
4.4 Financial Statements	13
4.5 No Undisclosed Liabilities	14
4.6 Absence of Certain Changes	14
4.7 Title	14
4.8 Compliance with Laws; Permits	14
4.9 Condition and Sufficiency of Purchased Assets	14
4.10 Privacy Laws and Data Protection	15
4.11 Accounts Receivable	15
4.12 Inventory	15
4.13 Intellectual Property	15
4.14 Assigned Contracts	16
4.15 Other Contracts	16
4.16 Legal Proceedings	16
4.17 Tax Matters	17
4.18 Insurance	17
4.19 Labor Relations and Employment Issues	17
4.20 Employee Benefits	18
4.21 Environmental Matters	20
4.22 Real Property	21
4.23 Product and Service Warranties	22
4.24 Relationship with Customers and Suppliers	22
4.25 Officers, Directors and Shareholders	22
4.26 Brokers and Finders	22

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4.27 Material Misstatements or Omissions		22

Article V. Buyer’s Representations And Warranties		22
5.1	Organization, Standing and Power	22
5.2	Authority for Transaction	23
5.3	No Conflict	23
5.4	Legal Proceedings	23
5.5	Brokers and Finders	23
5.6	Material Misstatements or Omissions	23

Article VI. Survival And Indemnification		24
6.1	Survival or Representations, Warranties and Covenants	24
6.2	Indemnification by Seller and Shareholders	24
6.3	Indemnification by Buyer	24
6.4	Limitations on Indemnification	25
6.5	Indemnification Claim Procedures	26
6.6	Recoupment Against Holdback	27
6.7	Tax Treatment of Indemnification Payments	28
6.8	Effect of Investigation	28

Article VII. Closing		28
7.1	Closing	28
7.2	Closing Deliveries of Seller and Shareholders	28
7.3	Closing Deliveries of Buyer	29

Article VIII. Further Covenants		30
8.1	Taxes on Transaction	30
8.2	Expenses of the Parties	30
8.3	Confidentiality	30
8.4	Non-Disclosure; Non-Solicitation and Non-Competition	30
8.5	Employment of Shareholders	30
8.6	Notices to and Consents of Third Parties	30
8.7	Further Assurances	30
8.8	Employees and COBRA Compliance	31
8.9	Uncollected Receivables	31

Article IX. General Provisions		31
9.1	Amendment and Waiver	31
9.2	Assignment	32
9.3	Notices	32
9.4	Binding Effect	32
9.5	Governing Law; Venue	33
9.6	Effect of Agreement	33
9.7	Severability	33
9.8	Negotiated Transaction	33
9.9	Headings; Counterparts	33

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Asset Purchase Agreement

This Asset Purchase Agreement is entered into effective as of December 31, 2015, by and among Transcat, Inc., an Ohio corporation (“Buyer”), Spectrum Technologies, Inc., a Pennsylvania corporation (“Seller”), and Brian E. Hubler and Kenneth E. Horvath (each individually, a “Shareholder”, and collectively, the “Shareholders”). Buyer, Seller and the Shareholders are collectively referred to herein as the “Parties”, and each is a “Party.”

The Parties agree as follows:

ARTICLE I. DEFINITIONS

1.1 Definitions. As used in this Agreement and, unless the context requires otherwise, in each other agreement, document or instrument delivered under or in connection with this Agreement:

“Accounts Receivable” has the meaning given to it in Section 2.1(d).

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Adjustment Amount” has the meaning given to it in Section 2.8(a).

“Adjustment Year” means the one year period beginning on January 1, 2016 and ending on December 31, 2016.

“Adjustment Year EBITDA” means the earnings before interest, taxes, depreciation and amortization deriving from Buyer’s conduct of the Business using the Purchased Assets during the Adjustment Year, as all such items are determined in accordance with GAAP, if applicable, but applied in a manner consistent with the EBITDA calculation derived from the Financial Statements for the most recent fiscal year.

“Adverse Effect” means an effect in the condition (financial or otherwise), properties, assets, liabilities, rights, obligations, Business or prospects of Seller, which effect, individually or in the aggregate, is materially adverse to such condition, properties, assets, liabilities, rights, obligations, operations, Business or prospects of Seller, or which is materially adverse to Seller’s ability to consummate the transactions contemplated hereby.

“Affiliate” means, with respect to a Party, any Person that directly or indirectly controls, is controlled by, or under common control with, such Party.

“Agreement” means this Asset Purchase Agreement, together with all Exhibits and Schedules hereto.

“Assigned Contracts” has the meaning given to it in Section 2.1(f).

“Assignment and Assumption Agreement” has the meaning given to it in Section 7.2(d).

“Assumed Leases” means the Existing Leases that Buyer will assume at Closing, as identified in Schedule 2.1(f)

“Assumed Liabilities” has the meaning given to it in Section 3.2.

“Basket” has the meaning given to it in Section 6.4(a).

“Business” means Seller’s business of providing commercial instrument calibration and test equipment repair services and product sales.

“Buyer” has the meaning given to it in the preamble.

“Buyer Indemnified Parties” has the meaning given to it in Section 6.2.

“Cap” has the meaning given to it in Section 6.4(a).

“Closing” means the closing of the purchase and sale hereunder.

“Closing Date” means the date of the Closing, as defined in Section 7.1.

“Closing Date AR Value” means the value, as of the Closing Date, of the Accounts Receivable included in the Assets, as determined in accordance with the provisions of Section 2.6.

“Closing Statement” has the meaning given to it in Section 2.4.

“Closing Statement Adjustment” has the meaning given to it in Section 2.4.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, Section 4980B of the Code, Title I Part 6 of ERISA, and any similar state group health plan continuation Law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collection Period” has the meaning given to it in Section 8.9.

“Contracts” means and includes all contracts, subcontracts, agreements, leases, options, notes, bonds, mortgages, indentures, deeds of trust, collateral assignments of lease and rights, guarantees, warranties, licenses, franchises, permits, purchase orders, arrangements, transactions, commitments, undertakings and understandings of every kind, written or oral.

“Customer” has the meaning given to it in Section 4.24.

“Customer Contracts” means and includes those Contracts between the Seller and certain Customers which set forth the general terms and conditions under which calibrations, repair services, and purchases are made on an ongoing basis for multiple jobs or sites for that Customer with, or without, subsequent quotes and purchase orders with respect to each job or site.

“Customer Purchase Orders and Quotes” means and includes the Contracts with Customers that are documented by quotes from Seller and related purchase orders from the Customer for which there is not a separate Customer Contract and which include work that is done on an annual or other periodic basis for the Customer or which may be for a one-time job or a periodically scheduled job.

“Deemed Acceptance” has the meaning given to it in Section 6.5(b).

“Dispute Notice” has the meaning given to it in Section 6.5(b).

“EBITDA Holdback Amount” has the meaning given to it in Section 2.8(c).

“Employee Benefit Plan” has the meaning given to it in Section 4.20.

“Employment Confirmation Letter” has the meaning given to it in Section 8.5.

“Encumbrances” means and includes all liens, options, pledges, mortgages, security interests, charges, adverse claims, rights, restrictions, burdens and encumbrances of every kind.

“Environmental Laws” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Substance.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that is a member of “controlled group of corporations” with, or is under “common control” with, or is a member of the same “affiliated service group” with Seller, as defined in Section 414 of the Code.

“Estimated Closing Date AR Value” has the meaning given to it in Section 2.6(a).

“Estimated Increase Amount” has the meaning given to it in Section 2.6(a).

“Estimated Reduction Amount” has the meaning given to it in Section 2.6(a).

“Excluded Assets” has the meaning given to it in Section 2.2.

“Existing Leases” has the meaning given to it in Section 4.22(b).

“Final Closing Date AR Value” has the meaning given to it in Section 2.6(b).

“Final Increase Amount” has the meaning given to it in Section 2.6(c).

“Final Reduction Amount” has the meaning given to it in Section 2.6(c).

“Financial Statements” has the meaning given to it in Section 4.4.

“GAAP” means, at any time, United States generally accepted accounting principles, methods and practices, consistently maintained and applied throughout the periods referenced.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (but only to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority

“Hazardous Substance” means any (a) substance, gas, material or chemical which poses or may pose a hazard to human health or safety, (b) toxic substance or hazardous waste, substance or related material, or any pollutant or contaminant, or (c) asbestos, urea formaldehyde foam insulation, petroleum and petroleum by-products and which, in each case described above in (a), (b) and (c), is now subject to any Environmental Law.

“Holdback Period” means the period beginning on the Closing Date and ending on the first anniversary of the Closing Date.

“Indemnified Party” has the meaning given to it in Section 6.5(a).

“Indemnifying Party” has the meaning given to it in Section 6.5(a).

“Intellectual Property” has the meaning given to it in Section 4.13(a).

“Interim Balance Sheet Date” has the meaning given to it in Section 4.4.

“Inventory” has the meaning given to it in Section 2.1(c).

“Knowledge” means, with respect to a Party, the actual or constructive knowledge of such Party, after due inquiry. When used with respect to Seller, Knowledge shall include only the Knowledge of Kenneth E. Horvath and Brian E. Hubler.

“Landlord” means Hubler and Horvath Realty, a Pennsylvania general partnership, the owner of the Paxinos Property.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, or other requirement of any Governmental Authority.

“Leased Real Property” has the meaning given to it in Section 4.22.

“Liability” means any liability, obligation, claim against or Contract of Seller of any kind or nature, at any time existing or asserted, whether or not accrued, whether fixed, contingent or otherwise, whether known or unknown, and whether or not recorded on the books and records of Seller, arising out of or by reason of this or any other transaction or event occurring prior or subsequent to the Closing.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder.

“Net Adjustment Payment” has the meaning given to it in Section 2.6(c).

“Notice of Claim” has the meaning given to it in Section 6.5(a).

“Party” or “Parties” have the meanings given to such terms in the preamble.

“Paxinos Lease” means the Lease Agreement, in substantially the form attached hereto as Exhibit A, to be entered into by Buyer and Landlord with respect to the Leased Real Property as of the Closing Date.

“Paxinos Property” means the real property located at 1228 State Road 487, Paxinos, Pennsylvania, which is leased by Seller from Landlord, as more particularly described in Schedule 4.22.

“Permits” means all material permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Person” means and includes any individual, partnership, corporation, trust, unincorporated organization or other entity or Government Authority.

“Personal Information” means the type information regulated or subject to Privacy Laws and collected, used, disclosed or retained by Seller including information regarding Seller’s clients, customers, suppliers, employees, agents, dependent and independent contractors including an individual’s name, address, age, gender, identification or social insurance number, income, citizenship, employment, assets, liabilities, payment records, credit information, personal and professional references and health and/or medical records.

“Privacy Laws” means all applicable Laws governing the collection, use, disclosure or retention of Personal Information.

“Purchased Assets” means the assets being purchased and sold hereunder, as defined in Section 2.1.

“Purchased IP” has the meaning given to it in Section 4.13(b).

“Purchase Price” has the meaning given to it in Section 2.4.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Restrictive Covenant Agreement” has the meaning given to it in Section 8.4.

“Restrictive Covenant Payments” has the meaning given to it in Section 2.5(b).

“Security Holdback Amount” has the meaning given to it in Section 2.7.

“Seller” has the meaning given to it in the preamble.

“Seller Indemnified Parties” has the meaning given to it in Section 6.3.

“Shareholder” or “Shareholders” have the meanings given to such terms in the preamble.

“Target AR Ceiling” means $590,000.

“Target AR Floor” means $540,000.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Action” has the meaning given to it in Section 6.5(d).

“Transaction Documents” means this Agreement, the Restrictive Covenant Agreements, the Assignment and Assumption Agreement, Paxinos Lease, the bill of sale and the other agreements, instruments and documents required to be delivered at the Closing.

“Uncollected Receivables” has the meaning given to it in Section 8.9.

1.2 Accounting Terms. As used in this Agreement and, unless the context requires otherwise, in each other agreement, document or instrument delivered under or in connection with this Agreement, all accounting terms not otherwise defined herein or therein shall have the meanings assigned to them in accordance with GAAP.

1.3 Other Definitional Provisions. Unless the context requires otherwise, references to “Articles” and “Sections” are to the Articles or Sections of this Agreement, and references to “Exhibits” and “Schedules” are to the Exhibits and Schedules annexed hereto. Any of the terms defined in this Article I may, unless the context requires otherwise, be used in the singular or the plural depending on the reference. Wherever used herein, the masculine pronoun shall include the feminine and the neuter, as appropriate in the context. With respect to any matter or thing, “including” or “includes” means including but not limited to such matter or thing. All references to currency contained in this Agreement shall be to United States currency.

ARTICLE II. PURCHASE AND SALE

2.1 Transfer of Purchased Assets. Subject to all of the terms and conditions of this Agreement, at the Closing Seller shall sell, transfer, convey, assign and deliver to Buyer, free and clear of all Encumbrances, and Buyer shall purchase and accept from Seller, all of the assets, of every nature and description whatsoever and wherever situated, tangible or intangible, owned by Seller on the Closing Date (collectively, the “Purchased Assets”), including the following (but excluding the Excluded Assets):

(a) Seller’s leasehold interest in the Leased Real Property (subject, in the case of the Paxinos Property, to modification pursuant to the Paxinos Lease);

(b) all of Seller’s tangible personal property, including equipment, machinery, furniture, fixtures, leasehold improvements, vehicles and supplies, including without limitation those described in Schedule 2.1(b), together with related product warranties;

(c) all of Seller’s inventory, raw materials, work in progress and finished goods (collectively, the “Inventory”), including those described in Schedule 2.1(c);

(d) all of Seller’s accounts receivable and notes receivable and interest receivable thereon, all as more particularly described in Schedule 2.1(d) (collectively, the “Accounts Receivable”);

(e) all of Seller’s deposits (including security deposits) and prepaid expenses, all as more particularly described in Schedule 2.1(e);

(f) all of Seller’s interest in and to the Customer Contracts, Customer Purchase Orders and Quotes, Assumed Leases and certain other Contracts, all as more particularly described in Schedule 2.1(f) (collectively, the “Assigned Contracts”);

(g) all of Seller’s interest in and to (1) all patents, applications for patents, copyrights, license agreements (including software license agreements), assumed names, trade names, trademark and/or service mark registrations, applications for trademark and/or service mark registrations, trademarks and service marks of Seller, as more particularly described in Schedule 2.1(g), and all variants thereof, including all of Seller’s rights to use the name “Spectrum Technologies” to the exclusion of Seller; (2) all of Seller’s rights in and to client information, client lists, and candidate/prospect lists; (3) all telephone numbers, fax numbers, telephone directory advertising, web sites, domain names, domain leases, and e-mail addresses used or held for use in the Business, all as identified on Schedule 2.1(g); (4) all of Seller’s other proprietary information, including trade secrets, know-how, product designs and specifications, operating data and other information pertaining to the Business; and (5) the goodwill associated with the Business;

(h) all Permits necessary for or incident to the operation of the Business, to the extent assignable;

(i) all of Seller’s business and operational records relating to the Business, including employee records (to the extent permitted under applicable Law), office and sales records, blueprints, marketing strategies, business plans, studies and inventory lists and records (but expressly excluding Seller’s capital stock records, corporate minute books, bank account records and Tax Returns); and

(j) all other assets of Seller, not described above, which are either (1) reflected on the Financial Statements and not disposed of by Seller in the ordinary course of business between the Interim Balance Sheet Date and the Closing Date, or (2) acquired by Seller in the ordinary course of business between the Interim Balance Sheet Date and the Closing Date.

2.2 Excluded Assets. Notwithstanding the provisions of Section 2.1, the “Purchased Assets” shall not include, and Buyer shall not acquire hereunder (collectively, the “Excluded Assets”): (i) any of the capital stock of Seller, (ii) any Employee Benefit Plan, or any interest therein or right thereunder, (iii) Seller’s capital stock records, corporate minute books, bank account records and Tax Returns, (iv) Seller’s cash, cash-equivalents and securities, or (v) the assets identified on Schedule 2.2.

2.3 Use of Seller’s Name and Phone Numbers. In furtherance of the purchase and sale of the Purchased Assets hereunder, immediately upon the Closing Seller and the Shareholders shall cause Seller’s corporate name to be changed to a name completely dissimilar to “Spectrum Technologies, Inc.”, and thereafter shall not adopt, use, cause to be used, or approve or sanction the use of such name, or any name so similar as to cause confusion therewith, or any other trade name or assumed name listed in Schedule 2.1(g). Promptly after the Closing, Seller shall discontinue use of its existing business telephone numbers and shall take all reasonable action (at no cost to Seller) and sign all documents as may be reasonably necessary to make such telephone numbers available for use by Buyer.

2.4 Purchase Price. Subject to the provisions of this Agreement (including, without limitation, the adjustments set forth in Section 2.6 and Section 2.8), the total purchase price shall be $11,750,000 (the “Purchase Price”) and the Purchase Price shall be allocated among the Purchased Assets and to the Restrictive Covenant Agreement as set forth in Schedule 2.4. The Purchase Price shall be payable to Seller and the Shareholders in accordance with the provisions of Section 2.5. At the Closing, Buyer, Seller and each Shareholder shall execute a closing statement in a form acceptable to the Parties (the “Closing Statement”) that sets forth the calculation of the Closing Cash Payment pursuant to Section 2.5(a), and may include certain other adjustments or credits to the Purchase Price (and the Closing Cash Payment) agreed upon by the Parties (the “Closing Statement Adjustment”).

2.5 Payment of Purchase Price. Subject to the adjustment described in Section 2.6 and all of the terms and conditions of this Agreement, at the Closing:

(a) Buyer shall pay to Seller an amount (the “Closing Cash Payment”) equal to (i) the Purchase Price, (ii) less the Security Holdback Amount, (iii) less the EBITDA Holdback Amount (iv) less the Restrictive Covenant Payment, (v) less the Estimated Reduction Amount, if any, (vi) plus the Estimated Increase Amount, if any, and (vii) plus or less, as the case may be, the Closing Statement Adjustment, by wire transfer of immediately available funds to an account designated in writing by Seller;

(b) Buyer shall pay to each Shareholder the sum of $100,000, by wire transfer of immediately available to an account designated in writing by such Shareholder, in consideration for such Shareholder’s execution and delivery of the Restrictive Covenant Agreement (collectively, the “Restrictive Covenant Payments”); and

(c) Buyer shall hold the Security Holdback Amount in accordance with Section 2.7.

(d) Buyer shall hold the EBITDA Holdback Amount in accordance with Section 2.8(c).

2.6 Closing Date Adjustment to Purchase Price. The Purchase Price shall be subject to adjustment in accordance with the following procedures:

(a) No later than one day prior to the Closing Date, Seller shall deliver to Buyer a good faith estimate of the Closing Date AR Value, which shall be determined in accordance with GAAP and shall be calculated net of the bad debt reserve agreed upon by Buyer and Seller prior to Closing (the “Estimated Closing Date AR Value”). If the Estimated Closing Date AR Value is less than the Target AR Floor, then the Purchase Price and, as provided in Section 2.5(a), the Closing Cash Payment shall be reduced, on a dollar-for-dollar basis, by the amount by which the Estimated Closing Date AR Value is less than the Target AR Floor (the “Estimated Reduction Amount”). If the Estimated Closing Date AR Value is greater than the Target AR Ceiling, then the Purchase Price and, as provided in Section 2.5(a), the Closing Cash Payment, shall be increased, on a dollar-for-dollar basis, by the amount by which the Estimated Closing Date AR Value is greater than the Target AR Ceiling (the “Estimated Increase Amount”). If the Estimated Closing Date AR Value is equal to or greater than the Target AR Floor but less than or equal to the Target AR Ceiling, then neither the Purchase Price nor the Closing Cash Payment shall be adjusted pursuant to this Section 2.6(a).

(b) Within 200 days after the Closing Date, Buyer shall prepare and deliver to Seller the calculation of the Closing Date AR Value. The calculation of Closing Date AR Value shall be prepared in accordance with GAAP and shall not include the amount of any Uncollected Receivables (as provided in Section 8.9), but shall not otherwise be reduced by any bad debt reserve used in calculating the Estimated Closing Date AR Value. Buyer’s calculation of the Closing Date AR Value shall be final and binding on the Parties for purposes of this Section 2.6 unless, within 10 days after delivery thereof to Seller, Seller delivers to Buyer a written notice of dispute specifying in reasonable detail the items in dispute. After delivery of such a dispute notice, Seller and Buyer shall promptly negotiate in good faith with respect to the subject of the dispute notice. The Closing Date AR Value finally determined under this Section 2.6(b) shall be referred to as the “Final Closing Date AR Value”.

(c) Subject to the provisions of this Section 2.6(c), (i) if the Final Closing Date AR Value is less than the Target AR Floor, then the Purchase Price shall be reduced, on a dollar-for-dollar basis, by the amount by which the Final Closing Date AR Value is less than the Target AR Floor (the “Final Reduction Amount”); (ii) if the Final Closing Date AR Value is greater than the Target AR Ceiling, then the Purchase Price shall be increased, on a dollar-for-dollar basis, by the amount by which the Final Closing Date AR Value is greater than the Target AR Ceiling (the “Final Increase Amount”); and (iii) if the Final Closing Date AR Value is equal to or greater than the Target AR Floor but less than or equal to the Target AR Ceiling, then the Purchase Price shall not be adjusted pursuant to this Section 2.6(c). Notwithstanding the foregoing, for purposes of determining the amount, if any, due from Buyer or Seller as a result of the adjustments set forth in this Section 2.6(c) (the “Net Adjustment Payment”), any Estimated Reduction Amount or Estimated Increase Amount paid under Section 2.6(a) shall be applied to or offset or netted against, as applicable, the Final Reduction Amount or Final Increase Amount, as appropriate, so that the Net Adjustment Payment shall result in the net aggregate amount of payments or adjustments made pursuant to Section 2.6(a) and Section 2.6(c) reflecting the adjustment, if any, that would be due pursuant to this Section 2.6(c) based on the Final Closing Date AR Value and Buyer or Seller, as applicable, shall pay to the other the Net Adjustment Payment so calculated, as provided in Section 2.6(d). For purposes of clarification, if the Final Closing Date AR Value is greater than the Target AR Floor but less than the Target AR Ceiling (resulting in there being no adjustment to the Purchase Price pursuant to this Section 2.6(c)), but there was an adjustment to the Purchase Price made at Closing pursuant to Section 2.6(a), then the Net Adjustment Payment shall be equal to the Estimated Reduction Amount (which shall be returned and paid by Buyer to Seller) or Estimated Increase Amount (which shall be returned and paid by Seller to Buyer), as the case may be, calculated under Section 2.6(a).

(d) If the Purchase Price is reduced (or the Net Adjustment Payment is otherwise due from Seller) pursuant to Section 2.6(c), then, within 10 days after determination of the Final Closing Date AR Value, Seller and the Shareholders, jointly and severally, shall pay to Buyer in cash the full amount of the Net Adjustment Payment (or authorize Buyer in writing to offset such amount against the Security Holdback Amount in accordance with Section 6.6). If Seller and the Shareholders fail to pay when due the amount of the Net Reduction Payment, if any, due from them then, in addition to any other rights and remedies available to Buyer (and notwithstanding any failure by Seller and the Shareholders to authorize such offset as provided above), Buyer shall have the right to offset such amounts against the Security Holdback Amount, subject to and in accordance with the terms of Section 6.6. If the Purchase Price is increased (or the Net Adjustment Payment is otherwise due from Buyer) pursuant to Section 2.6(c), then Buyer shall pay to Seller, in cash, within 10 days after determination of the Final Closing Date AR Value, the full amount of the Net Adjustment Payment. Any reduction or increase in the Purchase Price made pursuant to this Section 2.6 shall be treated by the Parties as an adjustment to the Purchase Price for income tax purposes. For purposes of clarification, a Final Reduction Amount shall be treated as a reduction of the Purchase Price and a reduction of the portion of the Purchase Price allocated to Accounts Receivable.

2.7 Security Holdback. As security for the obligations of Seller and the Shareholders pursuant to Section 6.2 and Section 8.9, at the Closing, Buyer shall withhold from the Purchase Price the sum of $1,175,000 (the “Security Holdback Amount”). Buyer shall hold the Security Holdback Amount during the Holdback Period, pursuant to the terms of this Agreement. Subject to and in accordance with the provisions of Section 6.6, Buyer shall have the right to deduct from and set off against the Security Holdback Amount (A) any Losses for which Buyer is entitled to indemnification from Seller and the Shareholders pursuant to Section 6.2, and (B) any amounts due to Buyer from Seller or the Shareholders with respect to the Net Adjustment Amount pursuant to Section 2.6(d) (and not otherwise paid by Seller or the Shareholders pursuant to Section 2.6(d)). Upon expiration of the Holdback Period, Buyer shall pay to Seller, in immediately available funds, an amount equal to (i) the Security Holdback Amount, less (ii) any amounts set off against the Security Holdback Amount pursuant to this Section 2.6 or Section 6.6, less (iii) any amounts that Buyer is permitted to continue to hold pursuant to Section 6.6, plus (iv) interest, at the rate of 0.5% per annum, on the portion of the Security Holdback Amount payable to Seller (not including amounts that Buyer is permitted to set off or continue to hold, as described in clauses (ii) and (iii)) from the Closing Date to the date of payment.

2.8 Post-Closing Purchase Price Adjustment. The Purchase Price shall be subject to adjustment after the Closing as provided in this Section 2.8.

(a) If the Adjustment Year EBITDA (as determined in accordance with Section 2.8(b)) is less than $1,808,000, then the Purchase Price shall be reduced by an amount (the “Adjustment Amount”) equal to the product of (i) an amount equal to (A) $1,808,000 minus (B) the Adjustment Year EBITDA, multiplied by (ii) 6.5; provided, however, that in no event shall the Purchase Price be reduced by an amount greater than the EBITDA Holdback Amount. If the Adjustment Year EBITDA (as determined in accordance with Section 2.8(b)) equals or exceeds $1,808,000, then the Purchase Price shall not be adjusted pursuant to this Section. If the Purchase Price is reduced pursuant to this Section, then Buyer may retain from the EBITDA Holdback Amount an amount equal to the Adjustment Amount. Any reduction of the Purchase Price made pursuant to this Section 2.8 shall be treated by the Parties as an adjustment to the Purchase Price for income tax purposes.

(b) On or before January 31, 2017, Buyer shall prepare and deliver to Seller a written statement setting forth in reasonable detail Buyer’s determination of Adjustment Year EBITDA and its calculation of the resulting Adjustment Amount, if any. Buyer’s calculation of the Adjustment Year EBITDA and the resulting Adjustment Amount shall be final and binding on the Parties for purposes of this Section 2.8 unless, within 10 days after delivery thereof to Seller, Seller delivers to Buyer a written notice of dispute specifying in reasonable detail the items in dispute. After delivery of such a dispute notice, Seller and Buyer shall promptly negotiate in good faith with respect to the subject of the dispute notice and the calculation of the Adjustment Amount. Within 30 days after the end of each of the first three fiscal quarters during the Adjustment Year, Buyer shall provide Seller with a written calculation of its estimate of the Adjustment Year EBITDA through the end of such quarter, which estimate shall be for informational purposes only and shall not be binding on the Parties for purposes of the calculation of the Adjustment Year EBITDA pursuant to this Section 2.8(b).

(c) As security for the payment of the Adjustment Amount, if any, at the Closing, Buyer shall withhold from the Purchase Price the sum of $500,000 (the “EBITDA Holdback Amount”). Within 10 days after the final determination of the Adjustment Amount pursuant to Section 2.8(b), Buyer shall pay to Seller an amount equal to (i) the EBITDA Holdback Amount, less (ii) the Adjustment Amount, if any, plus (iii) interest, at the rate of 0.5% per annum, on the portion of the EBITDA Holdback Amount payable to Seller (not including the Adjustment Amount) from the Closing Date to the date of payment. Buyer shall retain the Adjustment Amount, as a reduction to the Purchase Price, in accordance with Section 2.8(a).

(d) After the Closing, Buyer shall have sole discretion with regard to all matters relating to the operation of its business and the Purchased Assets. Notwithstanding the foregoing, during the Adjustment Period, Buyer shall: (i) operate the Business in a manner consistent in all material respects with Seller’s operation of the Business prior to the Closing; (ii) not, directly or indirectly, take any actions in bad faith that would have the purpose of reducing the Adjustment Year EBITDA; and (iii) not include in the calculation of Adjustment Year EBITDA expenses of the type that were not incurred in the Business for the most recent fiscal year as reflected in the Financial Statements and the supporting general ledger and trial balance. For clarification, for example, the calculation shall not include expenses allocated or charged to the Business for (1) publicly traded company compliance costs, (2) corporate overhead expenses or other intercompany charges, or (3) administration, legal and accounting costs materially in excess of those historically incurred in the operation of the Business.

ARTICLE III. LIABILITIES AND CONTRACTS

3.1 No Assumption of Liabilities or Contracts. It is expressly understood and agreed that Buyer does not assume nor shall it be liable for any Liability unless such Liability is expressly assumed by Buyer under Section 3.2. Seller shall pay or make adequate provision for the payment of all of the Liabilities of every kind and nature not so assumed by Buyer, and Seller and the Shareholders shall jointly and severally indemnify Buyer, as provided by Section 6.2, with respect to all such Liabilities not assumed by Buyer under Section 3.2.

3.2 Contracts Assumed. Subject to all of the terms and conditions of this Agreement, at the Closing Buyer shall assume and become responsible to perform and discharge when due, to the extent the same have not been performed or discharged by Seller prior to the Closing, the Liabilities arising after the Closing Date under the Assigned Contracts, but only to the extent that such Liabilities do not relate to any breach, default or violation by Seller of the Assigned Contracts on or prior to the Closing Date (collectively, the “Assumed Liabilities”). Upon assumption by Buyer of the Assigned Contracts at Closing, Buyer shall be entitled to all of Seller’s rights and benefits thereunder and shall relieve Seller of its obligations to perform the same; provided, however, that nothing herein contained shall relieve Seller of its obligations or Liabilities arising thereunder or in connection therewith prior to such assumption by Buyer at the Closing. Buyer shall indemnify Seller, as provided by Section 6.3, with respect to all of the Assumed Liabilities from and after the Closing Date.

ARTICLE IV. SELLER’S AND SHAREHOLDERS’ REPRESENTATIONS AND WARRANTIES

Seller and each Shareholder hereby jointly and severally represent and warrant to Buyer, as of the Closing Date, as follows:

4.1 Organization, Standing and Power. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Pennsylvania. Seller has all necessary corporate power and authority to own, use and transfer its properties and assets and to transact the Business as now being conducted. Schedule 4.1 sets forth each jurisdiction in which Seller is licensed or qualified to do business and, except as set forth in Schedule 4.1, Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Business as currently conducted makes such licensing or qualification necessary. Seller has no subsidiaries. Schedule 4.1 includes a list of all of the holders of the outstanding capital stock of Seller, and the number of shares held by each such holder.

4.2 Authority for Transaction. Seller’s execution and delivery of this Agreement and all other Transaction Documents to which it is a party, its compliance with the provisions hereof and thereof and the consummation of all of the transactions contemplated hereby and thereby, have all been duly and validly authorized by all necessary corporate action on the part of Seller, and this Agreement and all other Transaction Documents to which Seller is a party are valid and binding upon Seller in accordance with their respective terms. Each Shareholder has full power and authority to execute and deliver this Agreement and all other Transaction Documents to which such Shareholder is a party, to comply with the provisions hereof and thereof and to consummate the transactions contemplated hereby and thereby. This Agreement and all other Transaction Documents to which each Shareholder is a party are valid and binding upon such Shareholder in accordance with their respective terms.

4.3 No Conflict. Neither the execution and delivery of this Agreement or any other Transaction Document by Seller or either Shareholder, nor compliance by Seller or either Shareholder with any of the provisions hereof or thereof, nor the consummation of the transactions contemplated hereby or thereby, will:

(a) conflict with or result in a breach of any provision of Seller’s certificate of incorporation or by-laws;

(b) except as set forth in Schedule 4.3, result in a default, or give rise to any right of termination, cancellation or acceleration, under any term, condition or provision of any Contract, Encumbrance or other instrument or obligation to which Seller or either Shareholder is a party or by which they or any of their respective properties or assets may be bound;

(c) violate any Governmental Order or Law applicable to Seller or any of its properties or assets; or

(d) require any consent, waiver or approval by, notice to or filing with any Person, except for such consents, waivers, approvals, notices or filings set forth in Schedule 4.3, all of which have been obtained, given or made.

4.4 Financial Statements. Seller has heretofore delivered to Buyer a true, correct and complete copy of the following (collectively, the “Financial Statements”): ( i) the unaudited compiled balance sheets and related statements of income for Seller for the fiscal years ended December 31, 2012, December 31, 2013 and December 31, 2014, respectively; and (ii) the unaudited balance sheet of Seller as of October 31, 2015 (the “Interim Balance Sheet Date”), and related unaudited statement of income for the 10-month period then ended. The Financial Statements are compilation statements compiled from the books of account and records of Seller and have been compiled in accordance with GAAP, except that the Financial Statements do not contain notes, do not contain reserves for bad debts and accruals of certain non-material items, and may be subject to normal audit and GAAP adjustments of the type that are not required for compilations, none of which adjustments are expected to be material. The Financial Statements fairly present Seller’s financial position as at the dates thereof and the results of Seller’s operations, changes in Seller’s financial position and other information of Seller included therein for the periods or as at the dates therein set forth.

4.5 No Undisclosed Liabilities. Seller has no Liabilities with respect to the Business, except (a) those which are adequately reflected or reserved against in the Financial Statements as of the Interim Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Interim Balance Sheet Date and which are not, individually in excess of $20,000 or in the aggregate in excess of $50,000.

4.6 Absence of Certain Changes. Except as disclosed in Schedule 4.6, since the Interim Balance Sheet Date, (a) Seller has conducted the Business only in the ordinary course of business consistent with past practice, (b) there has not been any aggregate net material adverse change in the condition (financial or otherwise), assets, Liabilities or Business of Seller, or any damage, destruction or loss, whether or not covered by insurance, materially adversely affecting its properties or the Business, and (c) Seller has not experienced any other change in the Business resulting in or which could have an Adverse Effect.

4.7 Title. Seller has, and shall transfer to Buyer at the Closing, good title to each item comprising the Purchased Assets, free and clear of all Encumbrances.

4.8 Compliance with Laws; Permits.

(a) Seller has complied, and is now complying, in all material respects with all Laws applicable to ownership and use of the Purchased Assets or the operation of the Business and, to the Knowledge of Seller and the Shareholders, there is no basis for any Action arising out of or in connection therewith. Seller has not received any notice of any violation of any Law, and Seller is not party to any settlement agreement or consent decree with continuing obligations or restrictions on Seller. To the Knowledge of Seller and the Shareholders, each item comprising the Purchased Assets and the current uses thereof conform in all material respects to all applicable Laws.

(b) All Permits required for Seller to conduct the Business as currently conducted or for the ownership and use of the Purchased Assets have been obtained by Seller and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Schedule 4.8(b) lists all current Permits issued to Seller which are related to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets, including the names of the Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Schedule 4.8(b).

4.9 Condition and Sufficiency of Purchased Assets. Each item of tangible property included in the Purchased Assets is in good condition and repair, ordinary wear and tear excepted, and none of such tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not in the aggregate material in nature or cost. The Purchased Assets (i) constitute all of the rights, property and assets used to conduct the Business as currently conducted, except for the Excluded Assets, and (ii) include all of the operating assets of Seller. None of the assets used or useful in the operation of the Business are owned by the Shareholders.

4.10 Privacy Laws and Data Protection. Seller has complied in all respects with all applicable Privacy Laws. There are no restrictions on the collection, use, disclosure and retention of Personal Information by Seller except as provided by Privacy Laws. With respect to the Business, Seller has established, implemented, updated, maintained and enforced such policies, programs, procedures, contracts and systems with respect to the collection, use, storage, transfer, retention, deletion, destruction, disclosure and other forms of processing of any and all Personal Information as are consistent and compliant with practice and standards typical for companies of comparable size to Seller that conduct businesses similar to the Business. Seller and the Shareholders do not have any Knowledge of any actual, suspected or threatened (i) breach, misappropriation, or unauthorized disclosure, access, use, dissemination or modification of any Personal Information ; or (ii) breach or violation of any of Seller’s policies, programs, procedures, contracts and systems described in this Section 4.10.

4.11 Accounts Receivable. The Accounts Receivable (a) have arisen from bona fide transactions entered into by Seller involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) constitute only valid claims of Seller that, to the Knowledge of Seller, are not subject to any claims of set-off or other defenses or counterclaims or disputes, other than normal cash discounts or volume discounts or other discounts specified in the Customer Contract or Customer Purchase Order and Quote and accrued in the ordinary course of business consistent with past practice; and (c) are required by the terms of the invoice to be paid in full within 90 days after the date of invoice.

4.12 Inventory. All of the Inventory (i) consists of inventories of the kind, quality and quantity regularly and currently used in the Business, and (ii) is in good and saleable condition and fit for Seller’s purposes.

4.13 Intellectual Property.

(a) “Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (A) trademarks and service marks, including all applications and registrations and the goodwill connected with the use of and symbolized by the foregoing; (B) copyrights, including all applications and registrations related to the foregoing; (C) trade secrets and confidential know-how; (D) patents and patent applications; (E) websites and internet domain name registrations; and (F) other intellectual property and related proprietary rights, interests and protections (including all rights to sue and recover and retain damages, costs and attorneys' fees for past, present and future infringement and any other rights relating to any of the foregoing).

(b) Schedule 2.1(g) lists all Intellectual Property included in the Purchased Assets (“Purchased IP”). Seller is the sole and exclusive legal and beneficial owner of all of the Purchased IP, free and clear of all Encumbrances, and has the valid right to use all other Intellectual Property used in or necessary for the conduct of the Business as currently conducted.

(c) Seller’s prior and current use of the Purchased IP, and Seller’s conduct of the Business as currently conducted, has not and does not infringe, violate, dilute or misappropriate the Intellectual Property of any Person. To the Knowledge of Seller and the Shareholders, no Person is infringing, misappropriating, diluting or otherwise violating any of the Purchased IP.

(d) There are no Actions (including any oppositions, interferences or reexaminations) settled, pending or, to the Knowledge of Seller and the Shareholders, threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by Seller in connection with the Business; ; (ii) challenging the validity, enforceability, registrability or ownership of any of the Purchased IP or Seller’s rights with respect to any Purchased IP; or (iii) by Seller or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of any Purchased IP. Seller is not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or would restrict or impair the use of any Purchased IP or restrict the licensing thereof to any Person.

(e) None of the past or present employees, officers, directors or shareholders of Seller has any rights in any of the Purchased IP or in any inventions, whether or not patented, which have been or are used by Seller in the Business or which pertain to the Business.

4.14 Assigned Contracts. Each of the Assigned Contracts is valid and binding, in full force and effect and, except for obtaining any consents, waivers or approvals or giving any notice listed in Schedule 4.3, is fully assignable to and assumable by Buyer, so that immediately after the Closing, Buyer will be entitled to the full benefits thereof. None of Seller or, to the Knowledge of Seller and the Shareholders, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Assigned Contract, except as disclosed in Schedule 4.14. To the Knowledge of Seller and the Shareholders, no event or circumstance has occurred that, with or without notice or lapse of time or both, would constitute an event of default under any Assigned Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of benefit thereunder. Seller has made available to Buyer complete and correct copies of each Assigned Contract. There are no disputes pending or, to the Knowledge of Seller and the Shareholders, threatened under any Assigned Contract.

4.15 Other Contracts. Other than the Assigned Contracts, Seller is not a party to, or otherwise bound by, any Contract or other instrument which is material or necessary to the ownership of the Purchased Assets or the operation of the Business or which has an Adverse Effect on any of the Purchased Assets or the Business.

4.16 Legal Proceedings. Except as set forth in Schedule 4.16, there are no Actions pending or, to the Knowledge of Seller and the Shareholders, threatened against or by Seller (a) relating to or affecting the Business, the Purchased Assets or the Assumed Liabilities; or (b) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To the Knowledge of Seller and the Shareholders, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action. There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against, relating to or affecting the Business.

4.17 Tax Matters. Seller has filed all federal, state, county and local Tax Returns which are required to be filed prior to the date of this Agreement and has paid or has reserved for the payment of all Taxes which have become due and payable. All such Tax Returns are complete and accurate and disclose all Taxes required to be paid. No event has occurred which could impose on Buyer any successor or transferee liability for any Taxes in respect of Seller, except as may occur by operation of law under any Laws which provide for such liability upon the transfer of all or substantially all of the assets of Seller. No examination or audit of any Tax Return is currently in progress and no Governmental Authority is asserting, or has threatened in writing to assert, against Seller any deficiency, proposed deficiency or claim for additional Taxes or any adjustment thereof with respect to any period for which a Tax Return has been filed, for which Tax Returns have not yet been filed or for which Taxes are not yet due and payable. All amounts required to be withheld by Seller (including from employees for income Taxes and social security and other payroll Taxes) have been collected or withheld, and either paid to the respective Taxing authorities, set aside in accounts for such purpose, or accrued, reserved against and entered upon the books of Seller.

4.18 Insurance. Schedule 4.18 contains (a) a list and general description of all fire, theft, casualty, liability, life, hospitalization, medical reimbursement and other insurance coverage insuring the Purchased Assets, Seller and its personnel and Business operations; and (b) with respect to workmen’s compensation, liability insurance and property insurance claims, a copy of the claims history obtained from Seller’s insurance providers for the period described on Schedule 4.18. There are no claims related to the Business, the Purchased Assets or the Assumed Liabilities pending under any such insurance policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Seller has provided to Buyer true, correct and complete copies of the insurance policies identified on Schedule 4.18.

4.19 Labor Relations and Employment Issues.

(a) Seller has made available to Buyer a true, correct and complete list setting forth the names, date of hire, the rate of compensation (and the portions thereof attributable to salary and bonuses, respectively), the amount of accrued but unused vacation time as of the date of this Agreement, and work location of all current employees of Seller. Seller has made available to Buyer a true, correct and complete list setting forth the names of all employees of Seller currently on short-term or long-term disability leave, workers’ compensation leave, leave under the Family Medical Leave Act, and any other leave.

(b) Except as set forth in Schedule 4.19, (1) Seller has not entered into any collective bargaining agreement or other contract with any employee, union, labor organization or other employee representative or group of employees and, to the Knowledge of Seller and the Shareholders, no such organization or Person has made or is making any attempt to organize or represent employees of Seller; (2) there is no pending grievance or arbitration and no unsatisfied or unremedied grievance or arbitration award against Seller or any agent, representative or employee of Seller and, to the Knowledge of Seller and the Shareholders, there is no basis for any such grievance or arbitration; (3) there is no unfair labor practice charge, pending trial of unfair labor practice charges, unremedied unfair labor practice finding or adverse decision of the National Labor Relations Board or administrative law judge thereof, against Seller or any agent, representative or employee of Seller and, to the Knowledge of Seller and the Shareholders, there is no basis for any such unfair labor practice charge; and (4) there is not pending or, to the Knowledge of Seller and the Shareholders, threatened with respect to Seller or its employees any labor dispute, strike or work stoppage.

(c) Without limiting the generality of Section 4.8, Seller is in compliance in all material respects with all applicable Laws, standards and Contracts relating to employment, and the payment and withholding of Taxes and other similar obligations, and Seller has not received any notice of any violation of any such Law, standard or Contract.

(d) Except as set forth in Schedule 4.19, no current or former employee of Seller is owed by Seller overtime pay (other than overtime pay for the current payroll period), wages or salary for any period other than the current payroll period, vacation, holiday or other time off or pay in lieu thereof (other than time off or pay in lieu thereof earned in respect of the current year), or any amount arising from any violation of any Law, or Contract relating to the payment of wages, fringe benefits, wage supplements or hours of work.

4.20 Employee Benefits.

(a) Schedule 4.20 lists all employee benefit plans and collective bargaining, employment or severance agreements or other similar arrangements which Seller or any ERISA Affiliate, has sponsored, or maintained after July 1, 1999, or to which contributions are made or have been made after July 1, 1999, or for which obligations have been incurred, for the benefit of employees or former employees of Seller or any ERISA Affiliate, or with respect to which Seller or any ERISA Affiliate could have any Liability including, without limitation, (1) any “employee benefit plan” (within the meaning of Section 3(3) of ERISA), (2) any profit-sharing, stock bonus, deferred compensation, bonus, stock option, stock purchase, restricted stock, equity incentive, phantom equity, pension, retirement, retainer, compensation, consulting, severance, retention, indemnification, welfare or incentive plan, agreement or arrangement, (3) any plan, agreement or arrangement providing for “fringe benefits” or perquisites to employees, officers, directors or agents, including but not limited to benefits relating to automobiles, clubs, vacation, child care, parenting, sabbatical, sick leave, tuition reimbursement, medical, dental, hospitalization, life insurance, disability insurance and other types of insurance, whether written or unwritten, and (4) any employment agreement. The plans, agreements and arrangements described in this Section 4.20 are referred to herein as “Employee Benefit Plans.”

(b) None of the Employee Benefit Plans is, and neither Seller nor any ERISA Affiliate has ever contributed to or had any obligation to contribute to: (i) a plan subject to Title IV of ERISA or Section 412 of the Code; (ii) a “multiemployer plan” (within the meaning of Section 3(37) of ERISA); (iii) a “multiple employer plan” (within the meaning of Section 413(c) of the Code); (iv) any “voluntary employees’ beneficiary association” (within the meaning of Section 501(c)(9) of the Code); or (v) any “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA).

(c) Seller has delivered to Buyer copies of all documents and summary plan descriptions of the Employee Benefit Plans or summary descriptions of any such Employee Benefit Plan not otherwise in writing, which documents and descriptions are true, correct and complete in all respects. Seller has delivered to Buyer true, correct and complete copies of the most recent determination letters, advisory letters and opinion letters and the Forms 5500 filed in the most recent three plan years with respect to any Employee Benefit Plan, including all schedules thereto and financial statements with attached opinions of independent accountants. Seller has delivered to Buyer summaries of material modifications distributed since the most recent summary plan description and material communications distributed within the last year to the participants of each Employee Benefit Plan.

(d) Each Employee Benefit Plan (and any related trust agreement, insurance contract or fund) has been maintained, funded and administered in accordance with its terms and any applicable collective bargaining agreement, and each Employee Benefit Plan, Seller and each ERISA Affiliate, is in compliance with the applicable provisions of ERISA, the Code and all Laws applicable thereto. Seller has not incurred and could not reasonably be expected to incur an employer shared responsibility penalty under Section 4980H of the Code. None of Seller, any ERISA Affiliate, nor any Employee Benefit Plan fiduciary has, with respect to the Employee Benefit Plans, engaged in a breach of fiduciary duty or a non-exempt “prohibited transaction,” as such term is defined in Section 4975 of the Code or Section 406 of ERISA.

(e) No Actions (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of Seller and the Shareholders, threatened with respect to any Employee Benefit Plan. No audits, inquiries, reviews, proceedings, claims, or demands are pending with any Governmental Authority with respect to any Employee Benefit Plan. There are no facts which could give rise to any Liability in the event of any such Action, audit, review, or other proceeding.

(f) Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter (or an opinion or advisory letter on which it is entitled to rely) from the Internal Revenue Service that such Employee Benefit Plan is qualified under Section 401(a) of the Code, and such determination letter, opinion letter or advisory letter has not expired as of the date hereof (or, in the case of an expired determination letter, the Employee Benefit Plan’s sponsor has a timely filed application for an updated determination letter pending with the Internal Revenue Service and has no reason to believe that a favorable determination letter will not be issued). Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been timely amended to reflect the provisions of all statutory or regulatory changes requiring amendments for which the deadline for amendment has passed. No event has occurred that will or could give rise to the revocation of any applicable determination letter or the loss of the right to rely on any applicable opinion or advisory letter, or the disqualification or loss of tax-exempt status of any such Employee Benefit Plan or trust under Sections 401(a) or 501(a) of the Code.

(g) Except as set forth in Schedule 4.20, no Employee Benefit Plan provides for or continues medical or health benefits, or life insurance or other welfare benefits (through insurance or otherwise) for any person or any dependent or beneficiary of any person after such person’s retirement or other termination of employment except as may be required by COBRA or applicable state Law, and there has been no communication to any person that could reasonably be expected to promise or guarantee any such benefits.

(h) No condition exists as a result of which Seller or any ERISA Affiliate would have any Liability, whether absolute or contingent, including any obligations under the Employee Benefit Plans, with respect to any misclassification of a Person performing services for Seller or an ERISA Affiliate as an independent contractor or the employee of another entity rather than as an employee of Seller or an ERISA Affiliate.

(i) Since January 1, 2015, Seller and its ERISA Affiliates have offered minimum essential coverage (as described in Section 4980H of the Code) to their common law employees who must be treated as “full-time employees” under Section 4980H of the Code and its implementing regulations, and such coverage has satisfied the affordability and minimum value standards under Section 4980H of the Code and its implementing regulations.

(j) No common law employee of Seller or any ERISA Affiliate has been awarded an applicable premium tax credit or cost-sharing reduction, as such terms are defined under Section 4980H of the Code, with respect to health insurance coverage purchased in a state or federal health insurance marketplace (also known as an “exchange”) and neither Seller nor any ERISA Affiliate has heretofore been and reasonably does not expect to be subject to any penalty under Section 4980H of the Code with respect to any period prior to the Closing.

(k) Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any individual to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting (other than vesting required due to the termination of tax-qualified retirement plans, which shall not require an additional contribution to such plans), or increase the amount of compensation due to any such individual; (iii) increase the amount payable under or result in any other material obligation pursuant to any Employee Benefit Plan; or (iv) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code. No person is entitled to receive any additional payment (including any tax gross-up or other payment) as a result of the imposition of the excise Taxes required by Section 4999 of the Code.

(l) Each Employee Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has been operated since January 1, 2005, in compliance with the applicable provisions of Section 409A of the Code, and since January 1, 2009 has been in documentary compliance with the applicable provisions of Section 409A of the Code; and neither Seller nor any ERISA Affiliate is or has been required to report any Taxes due as a result of a failure of an Employee Benefit Plan to comply with Section 409A of the Code. With respect to each Employee Benefit Plan, neither Seller nor any ERISA Affiliate has any indemnity obligation for any Taxes or interest imposed or accelerated under Section 409A of the Code.

4.21 Environmental Matters. Seller is in compliance in all material respects with all applicable Environmental Laws. Neither Seller nor either Shareholder has received any notice of any violation of Environmental Laws. Seller has not used the Leased Real Property in any manner at any previous time for the storage, disposal, treatment, processing, production, refinement, generation or other handling of, any Hazardous Substances, except such Hazardous Substances that are used in the ordinary course of Seller’s Business in compliance with all applicable Environmental Laws. Neither Seller nor any of its employees or agents, has ever disposed of liquid, solid or semi-solid wastes on the Leased Real Property or on any other premises on which the Business is or was conducted. To the Knowledge of Seller and the Shareholders, no portion of the Paxinos Property contains, or has been used in any manner at any previous time for the storage, disposal, treatment, processing, production, refinement, generation or other handling of (except in the ordinary course of business in compliance with applicable Environmental Laws), any Hazardous Substances.

4.22 Real Property.

(a) Except for its interest in the Leased Real Property, Seller does not own any right, title or interest in any real property nor has Seller ever owned any real property.

(b) Schedule 4.22 contains a list of all of the real property leased (or otherwise used) by Seller in connection with the Business (collectively, the “Leased Real Property”), and identifies each Contract under which such real property is leased (the “Existing Leases”). Seller has delivered to Buyer true, correct and complete copies of the written Existing Leases, including all amendments, modifications, notices or memoranda of lease thereto, and a written description of the terms of all oral Existing Leases.

(c) With respect to each parcel of the Leased Real Property, except as limited to the Paxinos Property below or as set forth in Schedule 4.22, (i) the buildings and improvements included in the Paxinos Property (including, without limitation, the roof, the walls and all plumbing, wiring, electrical, heating, air conditioning, fire protection and other systems, as well as all paved areas, included therein or located thereat) are in good working order, condition and repair, reasonable wear and tear excepted, and are not in need of maintenance or repairs except for maintenance or repairs which are routine, ordinary and are not material in costs; (ii) Seller has received all approvals of all Governmental Authorities (including Permits) required in connection with Seller’s use and operation of the Leased Real Property, and Seller has operated and maintained the Leased Real Property in accordance with all applicable Laws; (iii) there are no Contracts granting to any person or entity (other than Seller) the right of use or occupancy of any portion of the Leased Real Property, and there are no Persons (other than Seller) in possession of any of the Leased Real Property, excepting home offices or Leased Real Property that is shared use or multi-tenant property; and (iv) there are no outstanding options or rights of first refusal or similar rights to purchase any of the Leased Real Property or any portion thereof or interest therein. To the Knowledge of Seller and the Shareholders, no event or condition currently exists which would create a legal or other impediment to the use of any of the Leased Real Property as currently used, or would increase the additional charges or other sums payable by the tenant under any Existing Lease (including, without limitation, any pending Tax reassessment or other special assessment affecting the Leased Real Property). Neither Seller nor either Shareholder has received notice from any Governmental Authority of any violations of any Law affecting any portion of the Leased Real Property. The Leased Real Property is sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitutes all of the real property necessary to conduct the Business as currently conducted.

4.23 Product and Service Warranties. Except as set forth in Schedule 4.23, and except for warranties under applicable Law (if any) or warranties set forth in the Customer Contracts or Customer Purchase Orders and Quotes that Buyer made available to Seller prior to Closing, (a) there are no warranties, express or implied, written or oral, with respect to the products and services of the Business, and (b) there are no pending or, to the Knowledge of Seller and the Shareholders, threatened claims or Liabilities with respect to any such warranties. Schedule 4.23 described the terms and conditions of any standard warranties made by Buyer in the Customer Contracts and Customer Purchase Orders and Quotes.

4.24 Relationship with Customers and Suppliers. Seller has delivered to Buyer a true, correct and complete list of each customer of Seller to whom Seller sold products or services during the year ended December 31, 2013, the year ended December 31, 2014, or the current year, together with, in each case, the amount billed during such periods (each, a “Customer”). Seller and the Shareholders have not received notice from any Customer that such Customer is canceling or otherwise materially reducing its usage or purchase of the products and services of Seller, except as set forth in Schedule 4.24. To the Knowledge of Seller and the Shareholders, no current supplier to Seller of items material to the conduct of the Business has threatened to terminate or change the terms of its business relationship with Seller for any reason.

4.25 Officers, Directors and Shareholders. Except as set forth on Schedule 4.25, Seller does not have any business relationship, whether under any Contract or otherwise, with any Person who is an officer, director or shareholder of Seller, or any of their respective spouses, children or Affiliates, other than employment relationships in the ordinary course of business. Except as set forth on Schedule 4.25, no officer, director or shareholder of Seller, nor any spouse, child or Affiliate thereof, has any interest in any competitor, supplier or customer of Seller, except for immaterial interests in publicly held companies.

4.26 Brokers and Finders. Except as set forth on Schedule 4.26, neither Seller nor either Shareholder nor any of their respective officers, directors, employees or agents has employed any broker or finder or incurred any Liability for any brokerage fees, commissions or finders’ fees in connection with the transactions contemplated hereby.

4.27 Material Misstatements or Omissions. No representation or warranty of Seller or either Shareholder made in this Agreement, nor any Schedule, document, statement, certificate or other information furnished or to be furnished to Buyer by or on behalf of Seller or either Shareholder pursuant hereto or in connection with the transactions contemplated hereby, contains (or will when furnished contain) any untrue statement of a material fact, or omits (or will then omit) to state a material fact necessary in order to make the statement of facts made therein not misleading.

ARTICLE V. BUYER’S REPRESENTATIONS AND WARRANTIES

Buyer represents and warrants to Seller and each Shareholder, as of the Closing Date, as follows:

5.1 Organization, Standing and Power. Buyer is a corporation duly formed, validly existing and in good standing under the Laws of the State of Ohio. Buyer has all necessary corporate power and authority to execute and deliver this Agreement and each other Transaction Document to which Buyer is a party, to comply with the provisions hereof and thereof and to consummate the transactions contemplated hereby and thereby.

5.2 Authority for Transaction. Buyer’s execution and delivery of this Agreement and each other Transaction Document to which Buyer is a party, its compliance with the provisions hereof and thereof and the consummation of all of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Buyer, and this Agreement and each other Transaction Document to which Buyer is a party is valid and binding upon Buyer in accordance with their respective terms.

5.3 No Conflict. Neither the execution and delivery of this Agreement or any other Transaction Document by Buyer, nor compliance by Buyer with any of the provisions hereof or thereof, nor the consummation of the transactions contemplated hereby or thereby will:

(a) conflict with or result in a breach of any provision of Buyer’s articles of incorporation or code of regulations;

(b) result in a default, or give rise to any right of termination, cancellation or acceleration, under any term, condition or provision of any Contract, Encumbrance or other instrument or obligation to which Buyer is a party or by which it or any of its properties or assets may be bound;

(c) violate any Governmental Order or Law applicable to Buyer or any of its properties or assets; or

(d) require any consent, waiver or approval by, notice to or filing with any Person, except for such consents, waivers, approvals, notices or filings set forth in Schedule 5.3, all of have been obtained, given or made.

5.4 Legal Proceedings. There is no Action pending or, to the Knowledge of Buyer, threatened against or affecting Buyer or any of its assets which, if adversely determined, would adversely affect the ability of Buyer to consummate the transactions contemplated hereby.

5.5 Brokers and Finders. Neither Buyer nor any of its officers, directors, employees or agents has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the transactions contemplated hereby.

5.6 Material Misstatements or Omissions. No representation or warranty of Buyer made in this Agreement, nor any Schedule, document, statement, certificate or other information furnished or to be furnished to Seller or either Shareholder by or on behalf of Buyer pursuant hereto or in connection with the transactions contemplated hereby, contains (or will when furnished contain) any untrue statement of a material fact, or omits (or will then omit) to state a material fact necessary in order to make the statement of facts made therein not misleading.

ARTICLE VI. SURVIVAL AND INDEMNIFICATION

6.1 Survival or Representations, Warranties and Covenants. Subject to the provisions of this Agreement, the representations and warranties contained in this Agreement shall survive the Closing and shall remain in full force and effect until the date that is 18 months from the Closing Date; provided, however, that the representations and warranties in Section 4.1, Section 4.2, Section 4.7, Section 4.17, Section 4.20, Section 4.21, Section 5.1 and Section 5.2 (collectively, the “Fundamental Representations”) shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof). All covenants and agreements of the Parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein.

6.2 Indemnification by Seller and Shareholders. Subject to all of the terms and conditions of this Agreement including, without limitation, Section 6.4, Seller and each Shareholder jointly and severally agree to defend, indemnify and hold harmless each of Buyer and its Affiliates and their respective Representatives, successors and assigns (collectively, the “Buyer Indemnified Parties”), from and against any and all Losses suffered, sustained, incurred or required to be paid by any Buyer Indemnified Party arising out of, based upon, in connection with or as a result of:

(a) any Liability, other than the Assumed Liabilities;

(b) any failure or breach of any representation or warranty of Seller or either Shareholder made in this Agreement or any other Transaction Document;

(c) any breach or nonfulfillment of any covenant or agreement of Seller or either Shareholder made in this Agreement or in any other Transaction Document;

(d) any Excluded Asset;

(e) any arrangements or agreements made or alleged to have been made by Seller or either Shareholder with any broker, finder or other agent in connection with the transactions contemplated by this Agreement; or

(f) the Parties’ non-compliance with any applicable Laws of the State of Pennsylvania pertaining to “bulk transfers” including, without limitation, the Pennsylvania Fiscal Bulk Sales Act, 72 P.S. §1403.

6.3 Indemnification by Buyer. Subject to all of the terms and conditions of this Agreement including, without limitation, Section 6.4, Buyer shall be responsible for, and hereby agrees to defend, indemnify and hold harmless Seller and each Shareholder and their respective Representatives, successors and assigns (collectively, “Seller Indemnified Parties”), from and against any and all Losses suffered, sustained, incurred or required to be paid by any Seller Indemnified Party arising out of, based upon, in connection with or as a result of:

(a) any Assumed Liability;

(b) any failure or breach of any representation or warranty of Buyer made in this Agreement or any other Transaction Document; or

(c) any breach or nonfulfillment of any covenant or agreement of Buyer made in this Agreement or any other Transaction Document.

6.4 Limitations on Indemnification.

(a) Notwithstanding the provisions of Section 6.2 and except as provided in Section 6.4(b), Sellers and the Shareholders shall have no liability for indemnification for breaches of representations and warranties (other than the Fundamental Representations) pursuant to Section 6.2(b) unless and until the aggregate amount of Losses incurred by the Buyer Indemnified Parties relating to claims for breaches of such representations and warranties exceed $25,000 (the “Basket”), at which time Seller and the Shareholders shall be obligated to indemnify the Buyer Indemnified Parties for all such Losses from the first dollar, and not merely Losses in excess of the Basket. Notwithstanding the provisions of Section 6.2 and except as provided in Section 6.4(b), the aggregate liability of Seller and the Shareholders under 6.2(b) for Losses arising from breaches of representations and warranties (other than the Fundamental Representations) shall not exceed, in the aggregate, an amount equal to 25% of the Purchase Price (the “Cap”).

(b) Notwithstanding the provisions of Section 6.4(a), neither the Basket nor the Cap shall apply to (i) Seller’s and Shareholders’ indemnification obligations with respect to the matters set forth in Section 6.2(a), Section 6.2(c), Section 6.2(d), Section 6.2(e), or Section 6.2(f), (ii) any breach of the Fundamental Representations; (iii) any amounts payable with respect to the Uncollected Receivables pursuant to Section 8.9; or (iv) any facts or circumstances which constitute fraud, intentional misrepresentation or willful misconduct by Seller or the Shareholders.

(c) The obligation of Seller and Shareholders to indemnify Buyer Indemnified Parties under Section 6.2(b) shall expire, with respect to any representation or warranty, on the date on which the survival of such representation or warranty shall expire in accordance with Section 6.1, except with respect to any Notice of Claim which any Buyer Indemnified Parties have delivered to Seller and the Shareholders prior to such date, in which case the obligation of Seller and the Shareholders to indemnify Buyer Indemnified Parties shall continue until any Losses payable to Buyer Indemnified Parties with respect to such Notice of Claim are finally determined. Notwithstanding anything in this Agreement to the contrary, any claims based on any facts or circumstances which constitute fraud, intentional misrepresentation or willful misconduct by Seller or the Shareholders shall not be subject to the time limitations set forth in this Section.

(d) The obligation of Buyer to indemnify Seller Indemnified Parties under Section 6.3(b) shall expire, with respect to any representation or warranty, on the date on which the survival of such representation or warranty shall expire in accordance with Section 6.1, except with respect to any Notice of Claim which any Seller Indemnified Parties have delivered to Buyer prior to such date, in which case the obligation Buyer to indemnify Seller Indemnified Parties shall continue until any Losses payable to Seller Indemnified Parties with respect to such Notice of Claim are finally determined. Notwithstanding anything in this Agreement to the contrary, any claims based on any facts or circumstances which constitute fraud, intentional misrepresentation or willful misconduct by Buyer shall not be subject to the time limitations set forth in this Section.

(e) Except as otherwise provided in this Section 6.4(e), the rights and remedies that a Party may have against another Party for claims for a breach of any representation, warranty, covenant or obligation under this Agreement are exclusively governed by this Agreement. Except as otherwise provided in this Section 6.4(e), to the extent permitted by applicable Law, any further claims and remedies, irrespective of the nature, amount or legal basis, are hereby expressly waived and excluded; provided, however, that nothing in this Section 6.4(e) shall limit any Person’s right to seek and obtain (a) any equitable relief (including claims for specific performance, injunctive relief or other equitable remedy) to which any Person shall be entitled or (b) any remedy on account of any Party’s fraud, intentional misrepresentation or willful misconduct; or (c) any rights or remedies available to any Party under or in respect of the other Transaction Documents.

6.5 Indemnification Claim Procedures.

(a) If any Buyer Indemnified Party or Seller Indemnified Party (an “Indemnified Party”) believes that it has suffered or incurred or will suffer or incur any Losses for which it is entitled to indemnification under this Article VI, such Indemnified Party shall deliver to the Party or Parties from whom indemnification is being claimed (an “Indemnifying Party”) reasonably prompt written notice of such claim setting forth, in reasonable detail, the nature and basis of the claim and the amount thereof, to the extent known, and any other relevant information in the possession of the Indemnified Party (a “Notice of Claim”). The Notice of Claim shall be accompanied by any relevant documents in the possession of the Indemnified Party relating to the claim. Subject to the provisions of this Agreement including, without limitation, 6.4(c) and Section 6.4(d), the failure of an Indemnified Party to give any Notice of Claim required by this Section shall not affect any of such Party’s rights under this Article VI or otherwise except and to the extent that such failure is actually prejudicial to the rights and obligations of the Indemnifying Party. Notwithstanding anything herein to the contrary, if any Notice of Claim relates to a Third Party Action, the procedures of Section 6.5(d) shall apply to such Third Party Action.

(b) After an Indemnified Party has delivered a Notice of Claim requesting payment from an Indemnifying Party for any Losses, the Indemnifying Party shall, within 30 days of receipt of such Notice of Claim, (i) pay to the Indemnified Party, in immediately available funds, the amount of Losses, or (ii) deliver to the Indemnified Party written notice (a “Dispute Notice”) advising the Indemnified Party that it disputes the claim for indemnification. If, within 30 days of receipt of such Notice of Claim, the Indemnifying Party fails to pay said amount to the Indemnified Party or deliver to the Indemnified Party a Dispute Notice the Indemnifying Party shall be deemed to have accepted and agreed to such claim for indemnification (a “Deemed Acceptance”) and the Indemnified Party may exercise any and all legal or equitable remedies available to the Indemnified Party under this Agreement or otherwise with respect to such Losses.

(c) If, within such 30 day period following receipt of the Notice of Claim, the Indemnifying Party delivers a Dispute Notice with respect to the Indemnified Party’s claim for indemnification for Losses, the Indemnifying Party and the Indemnified Party agree that, prior to commencing any litigation or other proceedings against the other concerning any matter in which such Party intends to claim a right of indemnification, they will negotiate in good faith to resolve any dispute with respect to such claim and to provide each other with all relevant information relating to such dispute. If the Indemnifying Party and the Indemnified Party are unable to resolve any such dispute within 30 days of the delivery of a Dispute Notice (or such longer period as the Parties may agree upon), the Indemnifying Party or the Indemnified Party may thereafter commence litigation or other proceedings to resolve such dispute. The successful Party in any such proceeding shall be entitled to reimbursement from the non-successful Party for any and all of the successful Party’s costs and expenses including, without limitation, reasonable attorneys’ fees, incurred in connection with such proceeding.

(d) If any Notice of Claim relates to any Action against any Indemnified Party by a third party (a “Third Party Action”), the Indemnifying Party shall be entitled to participate in the such Third Party Action and, at its option, assume the defense thereof with its own counsel (to be reasonably satisfactory to the Indemnified Party), at the Indemnifying Party’s sole expense, by providing written notice to the Indemnified Party delivered within 30 days after the Indemnifying Party receives the Notice of Claim; provided, however, that the Indemnifying Party shall not have the right to assume the defense of any Third Party Action if the Indemnified Party shall have one or more legal or equitable defenses available to the Indemnified Party which are different from or in addition to those available to the Indemnifying Party, and, in the reasonable opinion of counsel for the Indemnified Party, counsel for the Indemnifying Party could not adequately represent the interests of the Indemnified Party because such interests could be in conflict with those of the Indemnifying Party. If the Indemnifying Party shall assume the defense of any Third Party Action, the Indemnified Party shall be entitled to participate in any Third Party Action at its expense. The Indemnifying Party shall not consent to the entry of a judgment with respect to the Third Party Action or enter into any settlement that involves anything other than the payment of money by the Indemnified Party without the Indemnified Party’s prior written consent (which shall not be unreasonably withheld or delayed). Whether or not the Indemnifying Party assumes the defense of any Third Party Action, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Action without the Indemnifying Party’s prior written consent (which consent shall not be unreasonably withheld). The Indemnified Party shall provide the Indemnifying Party with access to its records and personnel relating to any such Third Party Action during normal business hours and shall otherwise cooperate with the Indemnifying Party in the defense or settlement thereof.

6.6 Recoupment Against Holdback. Subject to the notice, dispute and other procedures in Section 6.5, Seller and the Shareholders agree that any payments which may be due to Seller from Buyer pursuant to Section 2.7 with respect to the Security Holdback Amount may be used by Buyer to satisfy (i) Seller’s indemnification obligations with respect to any claim for Losses required to be paid by Seller or the Shareholders pursuant to Section 6.2; and (ii) any obligation of Seller or the Shareholders to pay Buyer the Net Adjustment Amount pursuant to Section 2.6(d), which right may be exercised at any time after the Net Adjustment Amount is determined in accordance with Section 2.6(b) (provided Seller and the Shareholders do not otherwise timely pay the Net Adjustment Amount to Buyer pursuant to Section 2.6(d)). If, at the time payment of the Security Holdback Amount is due to Seller pursuant to Section 2.7, there is a pending claim by Buyer against Seller or the Shareholders for indemnification pursuant to Section 6.2 or a claim by Buyer for payment of the Net Adjustment Amount under Section 2.6(d), then Buyer may withhold from the payment of the Security Holdback Amount then due to Seller an amount that Buyer reasonably deems necessary to fully satisfy such claim, and instead hold such amount until there is a final resolution of such claim (at which time Buyer may set off the amount necessary to satisfy the claim, and pay the balance, if any, to Seller). Any portion of the Security Holdback Amount not so set-off or held pursuant to this Section 6.6 shall be timely paid to Seller when due pursuant to Section 2.7.

6.7 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law. For example, indemnification payments made by Seller or the Shareholders shall be treated as a reduction of the Purchase Price.

6.8 Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives).

ARTICLE VII. CLOSING

7.1 Closing. The Closing shall take place simultaneously with the execution of this Agreement on the date of this Agreement; provided, however, that the Closing shall be deemed to have occurred on, and to be effective as of, December 31, 2015 (the “Closing Date”). For all purposes hereunder the Closing shall be deemed effective as of 11:59 p.m. on the Closing Date. The Closing shall take place at a location acceptable to the Parties, and may be completed remotely through the exchange of signature pages by electronic means. The Parties shall take such actions, including the delivery of documents in escrow or by facsimile or e-mail, in order to facilitate completion on the Closing Date of all of the transactions contemplated hereby. Each Party’s obligations to consummate the transactions contemplated pursuant to this Agreement shall be conditioned on the other Party delivering at the Closing each of the documents or items required to be delivered by such other Party under Section 7.2 or Section 7.3, as applicable.

7.2 Closing Deliveries of Seller and Shareholders. At (or prior to) the Closing, Seller and the Shareholders shall deliver to Buyer the following:

(a) A certificate, duly executed by the Secretary of Seller, containing true, correct and complete copies of the following:

(i) Certificate of the Secretary of the State of Pennsylvania, attesting to the good standing of Seller in such jurisdiction as of a date reasonably proximate to the Closing Date;

(ii) A copy of the certificate of incorporation of Seller and of all amendments thereto, certified by the Secretary of the State of Pennsylvania;

(iii) A copy of the by-laws of the Seller as amended through the Closing Date; and

(iv) a copy of all actions taken by Seller’s Board of Directors and by the Shareholders approving this Agreement and the transactions contemplated hereby;

(b) A Bill of Sale, duly executed by Seller, in a form reasonably acceptable to Buyer and Seller, conveying the Purchased Assets to Buyer free and clear of all Encumbrances;

(c) Certificates of title for all title motor vehicles included in the Purchased Assets, duly endorsed for transfer to Buyer;

(d) An Assignment and Assumption Agreement, duly executed by Seller, with respect to each of the Assigned Contracts, in a form reasonably acceptable to Buyer and Seller (the “Assignment and Assumption Agreement”), together with all consents and approvals as may be required in connection with the assignment by Seller and the assumption by Buyer of the Assigned Contracts;

(e) A written acceptance of an Employment Confirmation Letter, duly executed by each Shareholder, as provided in Section 8.5;

(f) A Restrictive Covenant Agreement, duly executed by Seller and each Shareholder;

(g) The Paxinos Lease, duly executed by the Landlord;

(h) The Closing Statement, duly executed by Seller and each Shareholder; and

(i) Such other instruments and documents necessary to transfer title in the Purchased Assets to the Buyer or to consummate any of the other transactions contemplated hereby as shall have been reasonably requested by counsel to Buyer on or before the Closing Date.

7.3 Closing Deliveries of Buyer. At (or prior to) the Closing, Buyer shall deliver to Seller and the Shareholders the following:

(a) The Closing Cash Payment;

(b) The Paxinos Lease, duly executed by Buyer;

(c) The Assignment and Assumption Agreement, duly executed by Buyer;

(d) An Employment Confirmation Letter for each Shareholder, duly executed by Buyer, as provided in Section 8.5;

(e) The Closing Statement, duly executed by Buyer; and

(f) Such other instruments and documents necessary to consummate any of the transactions contemplated hereby as shall have been reasonably requested by counsel to Seller on or before the Closing Date.

ARTICLE VIII. FURTHER COVENANTS

8.1 Taxes on Transaction. All sales or use Taxes payable by reason of the sale and transfer of any of the Purchased Assets hereunder shall be paid by Buyer.

8.2 Expenses of the Parties. Except as otherwise expressly provided in this Agreement, all expenses involved in the preparation, negotiation, authorization and consummation of this Agreement and the transactions contemplated hereby, including all fees and expenses of Representatives, shall be borne solely by the Party who shall have incurred the same, and no other Party shall have any responsibility with respect thereto.

8.3 Confidentiality. Except for necessary disclosure to such Party’s directors, officers, employees, counsel, accountants, bankers and other agents, and except for the disclosure contemplated by Section 8.6 or this Section 8.3, each Party shall keep the provisions of this Agreement confidential both prior and subsequent to the Closing Date. Without limiting the generality of the foregoing, no Party shall make any press release or announcement with respect to the transactions contemplated hereby without the prior consent of Buyer and Seller, unless such Party determines, upon the advice of counsel, that such action is required by Law or the rules or regulations of any stock exchange or relevant Governmental Authority to which such party is subject.

8.4 Non-Disclosure; Non-Solicitation and Non-Competition. At the Closing, Seller and each Shareholder shall execute a Non-Competition, Non-Solicitation and Non-Disclosure Agreement in favor of Buyer in the form attached hereto as Exhibit B (each, a “Restrictive Covenant Agreement”).

8.5 Employment of Shareholders. At the Closing, Buyer and each Shareholder shall execute an employment confirmation letter on terms mutually acceptable to Buyer and such Shareholder, whereby such Shareholder will agree to become an employee of Buyer after the Closing (the “Employment Confirmation Letters”).

8.6 Notices to and Consents of Third Parties. Each of Buyer, Seller and the Shareholders shall in a timely fashion give all notices to and make all filings with all governmental authorities and other Persons required to be given or made by such Party under any license, authorization, Contract or other instrument or otherwise in connection with the transactions contemplated by this Agreement including, without limitation, those described on Schedule 4.3 and Schedule 5.3.

8.7 Further Assurances. Each Party shall cooperate with the others, take such further action, and execute and deliver such further documents, as may be reasonably requested by any other Party in order to carry out the terms and purposes of this Agreement. Without limiting the generality of the foregoing, from and after the Closing Date:

(a) Each Party shall file all Tax Returns consistent with the allocation of the Purchase Price set forth in Schedule 2.4, and no Party shall take any position on audit or in litigation which is inconsistent with such allocation if such position would result in the payment of any additional Tax by, or the disallowance of any deduction or credit to, any other Party; and

(b) On the request of Buyer, Seller and the Shareholders shall take such action and deliver to Buyer such further instruments of assignment, conveyance or transfer and other documents of further assurance as in the reasonable opinion of counsel to Buyer may be reasonably desirable to assure, complete and evidence the full and effective transfer, conveyance and assignment of the Purchased Assets and possession thereof to Buyer, its successors and assigns, and the performance of this Agreement by Seller and the Shareholders in all respects. In addition, on the request of Buyer, Seller and the Shareholders shall provide Buyer with such advice and assistance as may be reasonably necessary or appropriate to convey to Buyer the proprietary information, know-how and other intellectual property included in the Purchased Assets.

8.8 Employees and COBRA Compliance. Whether or not Buyer hires after the Closing any employees of Seller (including the Shareholders), Seller shall be responsible for all compensation and benefits (including, without limitation, salary, bonus, accrued vacation, any benefits attributable to compensation and service earned prior to the Closing, and sick pay) accruing prior to the Closing Date. Without limiting the generality of Section 3.2, Buyer is not assuming any obligations or Liability (i) to any of Seller’s employees for sick or vacation pay or other benefits, or (ii) under any Employee Benefit Plan. Seller agrees and acknowledges that all COBRA obligations arising with respect to the Purchased Assets or Seller’s Business prior to or in connection with the transactions contemplated by this Agreement are and shall remain the sole responsibility of Seller, regardless of which Party is responsible under the COBRA regulations. Notwithstanding the foregoing, in no event will Seller have any Cobra obligations with respect to an individual who experiences a COBRA qualifying event under Buyer’s group health plan.

8.9 Uncollected Receivables. If, during the 180 day period beginning on the day immediately following the Closing Date (the “Collection Period”), Buyer does not collect in full any of the Accounts Receivable of Seller (as reduced by the amounts of any applicable discounts that the Customer is entitled to pursuant to the applicable Customer Contracts or Customer Purchase Orders and Quotes) included in the Purchased Assets, then Buyer shall deliver to Seller and the Shareholders written notice identifying all such Accounts Receivable that were not so collected (“Uncollected Receivables”). The Uncollected Receivables shall not be included in the Closing Date AR Value for purposes of calculating the Final Closing Date AR Value pursuant to Section 2.6(b). Buyer shall assign, without recourse, the Uncollected Receivables to Seller, and Seller and the Shareholders shall thereafter be entitled to take reasonable actions to collect, for Seller’s and the Shareholders’ benefit, the Uncollected Receivables. During the Collection Period, Buyer shall use commercially reasonable efforts to collect the Accounts Receivable (but Buyer shall not be obligated to bring collection actions to collect any such accounts from an account debtor). Buyer shall apply amounts received during the Collection Period from customers in payment of accounts receivables (including the Accounts Receivable) to the specific outstanding invoice to which such payment relates.

ARTICLE IX. GENERAL PROVISIONS

9.1 Amendment and Waiver. This Agreement may be amended only by a writing executed by each of the Parties. No waiver of compliance with any provision or condition hereof, and no consent provided for herein, shall be effective unless evidenced by an instrument in writing duly executed by the Party sought to be charged therewith. No failure on the part of any Party to exercise, and no delay in exercising, any of its rights hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by any Party of any right preclude any other or future exercise thereof or the exercise of any other right.

9.2 Assignment. No Party shall assign or attempt to assign any of its rights or obligations under this Agreement without the prior written consent of each of the other Parties.

9.3 Notices. Each notice, report, demand, waiver, consent and other communication required or permitted to be given hereunder shall be in writing and shall be sent either by registered or certified first-class mail, postage prepaid and return receipt requested, or by Facsimile or e-mail, addressed as follows:

If to Buyer:	Transcat, Inc.
35 Vantage Point Drive
Rochester, New York 14624
Attention: John J. Zimmer, CFO
Fax: (585) 352-7788
e-mail: jzimmer@transcat.com

with a copy to:	Harter, Secrest & Emery LLP
1600 Bausch & Lomb Place
Rochester, New York 14604
Attention: James M. Jenkins, Esq.
Fax: (585) 232-2152
e-mail: jjenkins@hselaw.com

If to Seller:	Spectrum Technologies, Inc.
3045 Irish Valley Road
Paxinos PA 17860
Attention: Brian Hubler, President
e-mail: dives@ptd.net

If to the Shareholders, to their addresses identified on Schedule 4.1:

in the case of Seller and each Shareholder,
with a copy to:	Williamson, Friedberg & Jones
10 Westwood Rd
Pottsville, Pennsylvania 17901
Attention: David Rattigan, Esq.
Fax: (570) 622-5033
e-mail: drattigan@wfjlaw.net

Each such notice and other communication given by mail shall be deemed to have been given when it is deposited in the United States mail in the manner specified herein, and each such notice and other communication given by e-mail shall be deemed to have been given when it is so transmitted and the appropriate answerback is received. Any Party may change its address for the purpose hereof by giving notice in accordance with the provisions of this Section 9.3.

9.4 Binding Effect. Subject to the provisions of Section 9.2, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement creates no rights of any nature in any Person not a party hereto.

9.5 Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York applicable to agreements made and to be performed entirely within such State. Any legal suit, action or proceeding arising out of or related to this Agreement or the matters contemplated hereunder shall be instituted exclusively in the federal courts of the United States or the courts of the State of New York in each case located in the City of Rochester and County of Monroe, and each Party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding and waives any objection based on improper venue or forum non conveniens. Service of process, summons, notice or other document by mail to such Party’s address set forth herein shall be effective service of process for any suit, action or other proceeding brought in any such court. Each Party hereby waives the right to a trial by jury.

9.6 Effect of Agreement. This Agreement sets forth the entire understanding of the Parties with respect to the subject matter hereof, and supersedes any and all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof.

9.7 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement shall be prohibited or invalid under applicable Law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

9.8 Negotiated Transaction. The provisions of this Agreement were negotiated by the Parties hereto and this Agreement shall be deemed to have been drafted by all the Parties hereto, notwithstanding any presumptions at law to the contrary. Each of the Parties hereto has had the opportunity to seek legal and/or other professional counsel in connection with the negotiation and drafting of this Agreement and with respect to the consummation of the transactions contemplated hereby.

9.9 Headings; Counterparts. The Article and Section headings of this Agreement are for convenience of reference only and do not form a part hereof and do not in any way modify, interpret or construe the intention of the Parties. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature page follows]

In Witness Whereof, the Parties have duly executed this Agreement on the date first written above.

Transcat, Inc.

By:	/s/ John J. Zimmer
John J. Zimmer, Vice President, Finance and CFO

Spectrum Technologies, Inc.

By:	/s/ Brian E. Hubler
Brian E. Hubler, President

/s/ Brian E. Hubler
Brian E. Hubler

/s/ Kenneth E. Horvath
Kenneth E. Horvath

Table of Schedules and Exhibits

Upon request, Transcat, Inc. will furnish supplementally a copy of any schedule or exhibit to this Asset Purchase Agreement to the Securities and Exchange Commission.

Schedules
Schedule 2.1(b) – Tangible Personal Property
Schedule 2.1(c) – Inventory
Schedule 2.1(d) – Accounts Receivable
Schedule 2.1(e) - Deposits and Prepaid Expenses
Schedule 2.1(f) - Assigned Contracts
Schedule 2.1(g) – Intellectual Property
Schedule 2.2 – Excluded Assets
Schedule 2.4 – Purchase Price Allocation
Schedule 4.1– Shareholders
Schedule 4.3 – Seller Conflicts; Rights to Terminate; Consents Required
Schedule 4.6 – Absence of Change
Schedule 4.8(b) – Compliance with Laws (Permits)
Schedule 4.14 – Breach or Default Notices
Schedule 4.16 – Legal Proceedings
Schedule 4.18 – Insurance
Schedule 4.19 – Labor Relations
Schedule 4.20 – Employee Benefits
Schedule 4.21 – Environmental Matters
Schedule 4.22 – Leased Real Property; Existing Leases; Paxinos Property
Schedule 4.23 – Product and Service Warranties Provided; Known Warranty Claims
Schedule 4.24 - Customers and Suppliers
Schedule 4.25 – Officers, Directors and Shareholders
Schedule 4.26 - Brokers and Finders
Schedule 5.3 – Buyer Conflicts

Exhibits

Exhibit A –Form of Lease Agreement
Exhibit B - Form of Restrictive Covenant Agreement